Exhibit 15.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-225375) and the Registration Statement on Form F-3 (No. 333-225370) of our reports dated March 31, 2020, relating to the consolidated financial statements of argenx SE and its subsidiaries and the effectiveness of argenx SE’s internal control over financial reporting, appearing in this Annual Report on Form 20-F of argenx SE for the year ended December 31, 2019.

Rotterdam, March 31, 2020

Deloitte Accountants B.V.

/s/ Deloitte Accountants B.V.

P.J. Seegers